SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*




                         PROGENICS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    743187106
--------------------------------------------------------------------------------
                                 (CUSIP Number)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       |_|        Rule 13d-1(b)

       |_|        Rule 13d-1(c)

       |X|        Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.         743187106
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
                  Tudor Investment Corporation
             -------------------------------------------------------------------
                  22-2514825
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization            Delaware
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power           2,135,165
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power      2,135,165
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                            2,135,165
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      18.1%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          CO
--------------------------------------------------------------------------------

CUSIP No.         743187106
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
                  Tudor Group Holdings LLC
             -------------------------------------------------------------------
                  13-3862746
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization            Delaware
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power             249,149
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power        249,149
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                              249,149
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      2.1%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          OO
--------------------------------------------------------------------------------

CUSIP No.         743187106
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
                  Paul Tudor Jones, II
             -------------------------------------------------------------------
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization           USA
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power               546,125
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power           2,384,314
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power          546,125
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power      2,384,314
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                            2,930,439
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      24.9%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          IN
--------------------------------------------------------------------------------

CUSIP No.         743187106
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
                  Mark F. Dalton
             -------------------------------------------------------------------

             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization            USA
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power               114,500
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power           2,384,314
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power          114,500
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power      2,384,314
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                            2,498,814
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      21.2%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          IN
--------------------------------------------------------------------------------

CUSIP No.         743187106
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
                  Tudor BVI Futures, Ltd.
             -------------------------------------------------------------------

             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization       British Virgin Islands
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power           1,847,352
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power      1,847,352
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                            1,847,352
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      15.7%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          CO
--------------------------------------------------------------------------------

CUSIP No.         743187106
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
                  Tudor Arbitrage Partners L.P.
             -------------------------------------------------------------------
                  13-3496979
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization            Delaware
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power             205,624
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power        205,624
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                              205,624
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      1.7%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          PN
--------------------------------------------------------------------------------

CUSIP No.         743187106
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
                  Tudor Proprietary Trading, L.L.C.
             -------------------------------------------------------------------
                  13-3720063
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization            Delaware
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power              28,125
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power         28,125
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                               28,125
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      0.2%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          OO
--------------------------------------------------------------------------------

CUSIP No.         743187106
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
                  Tudor Global Trading LLC
             -------------------------------------------------------------------
                  13-3862744
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization            Delaware
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power             221,024
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power        221,024
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                              221,024
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      1.9%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          OO
--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               Progenics Pharmaceuticals, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               777 Old Saw Mill River Road
               Tarrytown, NY 10591

Item 2(a).     Name of Person Filing:

               Tudor Investment Corporation ("TIC")
               Tudor Group Holdings LLC ("TGH")
               Paul Tudor Jones, II
               Mark F. Dalton
               Tudor BVI Futures, Ltd. ("Tudor BVI")
               Tudor Arbitrage Partners L.P. ("TAP")
               Tudor Proprietary Trading, L.L.C. ("TPT")
               Tudor Global Trading LLC ("TGT")

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal business office of each of TIC, TGH, TAP, TPT and TGT is:

                           600 Steamboat Road
                           Greenwich, CT 06830

               The principal business office of each of Messrs. Jones and Dalton is:

                           c/o Tudor Investment Corporation
                           600 Steamboat Road
                           Greenwich, CT 06830

               The principal business office of Tudor BVI is:

                           c/o CITCO
                           Kaya Flamboyan 9
                           Curacao, Netherlands Antilles

Item 2(c).     Citizenship:

               TIC is a Delaware corporation
               Tudor BVI is a company organized under the laws of the British Virgin Islands
               Messrs. Jones and Dalton are citizens of the United States
               TAP is a Delaware limited partnership
               TGH, TPT and TGT are Delaware limited liability companies

Item 2(d).   Title of Class of Securities:

             Common Stock

Item 2(e).   CUSIP Number:

             743187106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

             (a) [ ] Broker or Dealer registered under Section 15 of the Act
             (b) [ ] Bank as defined in section 3(a)(6) of the Act
             (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act
             (d) [ ] Investment Company registered under Section 8 of the
                     Investment Company Act
             (e) [ ] Investment Adviser registered under section 203 of the
                     Investment Advisers Act of 1940
             (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
             (g) [ ] Parent Holding Company, in accordance with
                     ss.240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
             (h) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership (as of December 31, 1999).

         (a) Amount Beneficially Owned:  See Item 9 of cover pages

         (b) Percent of Class: See Item 11 of cover pages

         (c) Number of shares as to which such person has:

             (i)   sole power to vote or to direct the vote
                   See Item 5 of cover pages
                   -------------------------
             (ii)  shared power to vote or to direct the vote
                   See Item 6 of cover pages
                   -------------------------
             (iii) sole power to dispose or to direct the disposition of
                   See Item 7 of cover pages
                   -------------------------
             (iv) shared power to dispose or to direct the disposition of See Item 8 of cover pages
                   -------------------------

         Tudor BVI is the direct beneficial owner of 1,704,501 shares of common stock ("Shares") and 142,851 warrants ("Warrants" and together with Shares, "Securities") to purchase Shares. TAP is the direct beneficial owner of 164,499 Shares and 41,125 Warrants. TPT is the direct beneficial owner of 22,500 Shares and 5,625 Warrants. TGT is the direct beneficial owner of 15,400 Warrants.

         Because TIC provides investment advisory services to Tudor BVI, TIC may be deemed to beneficially own the Securities owned by Tudor BVI. TIC expressly disclaims beneficial ownership of such Securities. TGH holds a majority of the equity interests of TGT and indirectly holds a majority of the membership interests of TPT. TGH is also the sole limited partner of TAP. TGH expressly disclaims beneficial ownership of the Securities beneficially owned by each of such entities. TGT, as the sole general partner of TAP may be deemed to beneficially own the Securities owned by TAP, and Mr. Dalton, as the sole general partner of D.F. Partners, a New York limited partnership, may be deemed to beneficially own the Securities owned by such entity. Each of TGT and Mr. Dalton expressly disclaim beneficial ownership of such Securities. Mr. Jones is the Chairman and principal equity owner of TIC and TGH. Mr. Jones expressly disclaims beneficial ownership of the Securities beneficially owned, or deemed beneficially owned, by such entities. Mr. Dalton is the President and an equity owner of TIC and TGH. Mr. Dalton expressly disclaims beneficial ownership of the Securities beneficially owned, or deemed beneficially owned, by such entities.

         The Shares reported herein under Items 5 and 7 of Mr. Jones' cover page include 4,600 Shares held directly by Mr. Jones' individual retirement account. The Shares reported herein under Items 5 and 7 of Mr. Dalton's cover page include 10,000 immediately exercisable options.


Item 5.  Ownership of Five Percent or Less of a Class.

               Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parents Holding Company.

               Not applicable

Item 8.  Identification and Classification of Members of the Group.

               See cover pages

Item 9.  Notice of Dissolution of Group.

               Not applicable

Item 10.  Certification.

             Not applicable

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       Dated: February 9, 2000

                                       TUDOR INVESTMENT CORPORATION


                                       By:       /s/ Andrew S. Paul
                                           -------------------------------------
                                           Andrew S. Paul
                                           Managing Director and General Counsel


                                       TUDOR GROUP HOLDINGS LLC


                                       By:       /s/ Andrew S. Paul
                                           -------------------------------------
                                           Andrew S. Paul
                                           Managing Director and General Counsel



                                           /s/ Paul Tudor Jones, II
                                       -----------------------------------------
                                           Paul Tudor Jones, II



                                           /s/ Mark F. Dalton
                                       -----------------------------------------
                                           Mark F. Dalton


                                       TUDOR BVI FUTURES, LTD.

                                       By: Tudor Investment Corporation,
                                           Trading Advisor


                                           By:      /s/ Andrew S. Paul
                                               ---------------------------------
                                               Andrew S. Paul
                                               Managing Director and General
                                               Counsel

                                       TUDOR ARBITRAGE PARTNERS L.P.

                                       By: Tudor Global Trading LLC,
                                           General Partner


                                           By:      /s/ Andrew S. Paul
                                               ---------------------------------
                                               Andrew S. Paul
                                               Managing Director and General
                                               Counsel


                                       TUDOR PROPRIETARY TRADING, L.L.C.


                                       By:       /s/ Andrew S. Paul
                                           -------------------------------------
                                           Andrew S. Paul
                                           Managing Director and General Counsel


                                       TUDOR GLOBAL TRADING LLC


                                       By:       /s/ Andrew S. Paul
                                           -------------------------------------
                                           Andrew S. Paul
                                           Managing Director and General Counsel